UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 9, 2010

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Some of the statements in this Current Report on Form 8-K are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to the outcome of litigation, expected charges related to deferred tax assets, our senior secured credit facility and our receivables purchase agreement, the carrying value of goodwill and expected adjusted diluted earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this Current Report on Form 8-K. The Company’s ability to meet targeted financial and operating results, including earnings per share, depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, the Company’s ability to integrate its acquisitions and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this Current Report on Form 8-K speak only as of the date of this report. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of Credit Facility

On December 9, 2010, Dean Foods Company (the “Company,” “we” or “us”) entered into an amendment (“Amendment No. 1”) to its Second Amended and Restated Credit Agreement dated as of April 2, 2007 (as amended and restated as of June 30, 2010, the “Existing Credit Facility”), among the Company, the lenders party thereto and JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the lenders.

Upon its effectiveness, Amendment No. 1 would amend the maximum permitted leverage ratio and the minimum permitted interest coverage ratio under the Existing Credit Facility and would add a senior secured leverage ratio to the Existing Credit Facility. As discussed in more detail below, these ratios are defined under our Existing Credit Facility and are calculated at the end of each of our fiscal quarters on a rolling four quarters basis. The tables below set forth the minimum interest coverage ratios and maximum leverage ratios in the Existing Credit Facility for the periods described below as well as the minimum interest coverage ratio, maximum leverage ratio and maximum senior secured leverage ratio in the Existing Credit Facility assuming effectiveness of the amendment for the periods described below:

Existing Credit Facility:
For quarters ending during the period	Minimum Interest Coverage Ratio	For quarters ending during the period	Maximum Leverage Ratio
December 31, 2010 and thereafter	3.00x	September 30, 2010 — March 31, 2011	5.50x

		June 30, 2011 — September 30, 2012	5.00x

		December 31, 2012 and thereafter	4.50x

Amended Credit Facility:
For quarters ending during the period	Minimum Interest Coverage Ratio	For quarters ending during the period	Maximum Leverage Ratio	For quarters ending during the period	Maximum Senior Secured Leverage Ratio
Amendment effective date — December 31, 2011	2.50x	Amendment effective date — December 31, 2011	5.75x	Amendment effective date — December 31, 2011	4.25x

March 31, 2012 — December 31, 2012	2.75x	March 31, 2012 — December 31, 2012	5.50x	March 31, 2012 — December 31, 2012	3.75x

March 31, 2013 and thereafter	3.00x	March 31, 2013 — June 30, 2013	5.25x	March 31, 2013 and thereafter	3.50x

		September 30, 2013 and thereafter	4.50x

Amendment No. 1 will become effective only upon the satisfaction of certain conditions, including that (1) the Company has incurred after the date of Amendment No. 1 but on or before February 28, 2011, at least $400,000,000 in aggregate principal amount of indebtedness having a maturity of no less than seven years from the date of issuance (the “New Indebtedness”); (2) the Company has made a prepayment of outstanding tranche A term loans with the net proceeds from the issuance of the New Indebtedness (after deducting any fees, costs and expenses in connection with Amendment No. 1), applied as follows: (i) up to the first $400,000,000 of such net proceeds to the 2014 tranche A term loans, and (ii) any incremental net proceeds in excess of $400,000,000 first to such class of tranche A term loans as the Company may direct and, to the extent such class of term loans has been repaid in full, thereafter to the other class of tranche A term loans; and (3) the Company has paid amendment fees and other fees in connection with Amendment No. 1.

The description of Amendment No. 1 is qualified in its entirety by reference to the full text of Amendment No. 1, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein; and the full text of the Existing Credit Facility, which is filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on July 1, 2010, and incorporated by reference herein.

Amendments to Receivables Purchase Agreement

On December 9, 2010, the Company entered into Amendment Number 11 (the “Eleventh Amendment”) to the Fifth Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Undertaking dated as of April 2, 2007 (the “Receivables Purchase Agreement”) by and among (1) Dairy Group Receivables, L.P., Dairy Group Receivables II, L.P., Morningstar Receivables, L.P., and WhiteWave Receivables, L.P., as sellers, all of which are subsidiaries of the Company, (2) the financial institutions that are party to the Receivables Purchase Agreement, as amended by the Eleventh Amendment, (3) the companies that are party to the Receivables Purchase Agreement, as amended by the Eleventh Amendment, (4) JPMorgan Chase Bank, N.A., as agent, (5) the Company, as provider of certain performance undertakings on behalf of its subsidiaries, and (6) each of the Company’s subsidiaries that are party to the Receivables Purchase Agreement, as amended by the Eleventh Amendment, as servicers.

Upon its effectiveness, the Eleventh Amendment would amend the maximum permitted leverage ratio and the minimum permitted interest coverage ratio under the Receivables Purchase Agreement and add a senior secured leverage ratio to the Receivables Purchase Agreement, to be consistent with the amended ratios discussed above with respect to the Existing Credit Facility.

In addition, the following terms would be modified:

•

the liquidity termination date would be extended to September 30, 2011, which date may be further extended by mutual consent of the parties for an additional 364 days pursuant to the terms of the Receivables Purchase Agreement; and

•	certain other terms would be amended, including, but not limited to, changes in the maximum purchase interest percentage and loss reserve floor.

The Eleventh Amendment will become effective only upon the satisfaction of certain conditions, including (1) that the Company has incurred after the date of the amendment but on or before February 28, 2011, at least $400,000,000 in aggregate principal amount of indebtedness having a maturity of no less than seven years from the date of issuance, and (2) that Amendment No. 1 to the Existing Credit Facility shall have become effective in accordance with its terms.

The description of the Eleventh Amendment is qualified in its entirety by reference to the full text of the Eleventh Amendment, which is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein; and to the full text of the Receivables Purchase Agreement, as amended, which is filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on July 1, 2010, and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2010, Dean Foods Company (the “Company”) announced the appointment of Scott Vopni as the Company’s Vice President and Chief Accounting Officer, effective December 15, 2010. Mr. Vopni, who is 42, has served as the Company’s Vice President and Corporate Controller since joining the Company in May of 2008. Prior to Dean Foods, from July 2002 through May 2008, Mr. Vopni held a number of positions at Pegasus Solutions, including Senior Vice President and Chief Accounting Officer. He also has past public company experience with PFSweb and Brinker International, and started his career in 1991 at Arthur Andersen & Co.

The Company has agreed to pay Mr. Vopni a base salary of $275,000, and he will be eligible to earn a target annual incentive payment of 45% of his base salary pursuant to the Company’s Short-Term Incentive Plan effective January 1, 2011. Mr. Vopni is also eligible to participate in the Company’s Amended and Restated Executive Severance Pay Plan (as set forth in Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 19, 2010) and has previously entered into a change in control agreement with the Company (in substantially the form of Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008), pursuant to which he will be entitled to certain benefits in the event of a change in control of the Company.

Item 7.01	Regulation FD Disclosure

In connection with this Current Report on Form 8-K (the “Form 8-K”), the Company is reconfirming guidance of adjusted diluted earnings per share of $0.13 to $0.18 for the fourth quarter of 2010, based on preliminary operating results for the months of October and November.

Item 8.01	Other Events

Recast of Financial Statements

In addition, the Company is filing this Form 8-K to update its Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) to reflect the following:

•  a change in our reportable segments, which occurred in the first quarter of 2010, to align our Morningstar operations with our Fresh Dairy Direct operations as a result of a change in the way our Chief Executive Officer, who is our chief operating decision maker, evaluates the performance of our operations, develops strategy and allocates capital resources; and

•  the reclassification of our Rachel’s operations as discontinued operations, based on our commitment to a plan to sell the business operations of our Rachel’s Dairy companies during the second quarter of 2010, the sale of which was completed on August 4, 2010.

This update is consistent with the presentation of segment reporting in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010, and September 30, 2010, as well as the presentation of continuing and discontinued operations included in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2010 and September 30, 2010, with respect to the reclassification of the Rachel’s business as discontinued operations.

Exhibits filed with this Form 8-K and incorporated by reference in this Item 8.01 update the following sections in the 2009 Form 10-K for all applicable periods presented:

•  Exhibit 99.3 - Item 6. Selected Financial Data; the subheadings Business Overview, Our Reportable Segments and Results of Operations found in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Item 8. Consolidated Financial Statements; and

•  Exhibit 99.4 - Schedule II - Dean Foods Company and Subsidiaries Valuation and Qualifying Accounts.

Additionally, Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges has been updated for all periods previously presented in our 2009 Form 10-K and also includes the computation for the nine months ended September 30, 2010.

        With respect to the recast of historical financial statements in this Form 8-K, the changes noted above affect only the manner in which certain financial information was previously reported and do not restate or revise the Company’s consolidated financial results in any previously reported financial statements. Except for matters noted above affecting changes in presentation or as otherwise disclosed herein, no other information in the 2009 Form 10-K is being updated for events or developments that occurred subsequent to the filing of the 2009 Form 10-K on February 25, 2010.

        Information contained in Exhibits 12, 99.3 and 99.4 should be read in conjunction with and as a supplement to information contained in the 2009 Form 10-K. For significant developments since the filing of the 2009 Form 10-K, please see the Company’s subsequent Quarterly Reports on Form 10-Q filed during 2010, other filings made with the Securities and Exchange Commission, and the information set forth below.

Recent Developments

In addition, the Company is filing this Current Report on Form 8-K to include the following recent developments occurring since the filing of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 (the “Third Quarter Form 10-Q”):

Deferred Tax Asset Balances

The Company has identified unrecoverable deferred tax asset balances associated with errors primarily related to periods prior to 2007. Since the effects of the errors are not material to the financial results for the year ending December 31, 2010, and were not material to any individual year prior to 2010, the Company will adjust its deferred tax assets and record a non-cash income tax charge of approximately $10.8 million in the fourth quarter of 2010.

Vermont Litigation

The Company has reached an agreement with the plaintiffs in its previously disclosed purported class action antitrust lawsuit filed in the United States District Court for the District of Vermont to settle all claims against the Company in such action. The settlement agreement is subject to court approval. There can be no assurance that the court will approve the agreement as proposed by the parties. Pursuant to the agreement, the Company would be obligated to pay $30 million, and would agree to other terms and conditions with respect to its raw milk procurement activities at certain of its processing plants located in the Northeast. The Company expects to take a charge in the fourth quarter of 2010 of approximately $18.4 million, net of tax, with respect to the proposed settlement.

Recent Ratings Agency Actions

Two of the three principal ratings agencies recently lowered the Company’s credit ratings by one level each and the three principal ratings agencies recently negatively revised their respective outlooks with respect to the Company’s credit ratings. For more information, see Update to Risk Factors—We have recently experienced ratings downgrades, and the value of our securities may decrease if ratings agencies issue any further adverse ratings of our securities.”

Credit Facility Ratios

Our Leverage Ratio at September 30, 2010 was 4.90 times consolidated funded indebtedness to consolidated EBITDA for the prior four consecutive quarters. As described in more detail in the Existing Credit Facility, the Leverage Ratio, measured at the end of each of our fiscal quarters, is the ratio of consolidated funded indebtedness, on the measurement date less unrestricted cash up to $100 million, to consolidated EBITDA for the prior four consecutive fiscal quarters ended on the measurement date. Consolidated funded indebtedness is comprised of the outstanding indebtedness of the Company and certain of its subsidiaries. Consolidated EBITDA is comprised of net income plus interest expense, taxes, depreciation, amortization expense and other non-cash expenses, and add-backs resulting from acquisition related non-recurring charges of the Company and certain of its subsidiaries. In addition, the Leverage Ratio may include adjustments related to other charges reasonably acceptable to the administrative agent and is calculated on a pro-forma basis to give effect to any acquisitions, divestures or relevant changes in the composition of the Company or certain of its subsidiaries. Giving effect to Amendment No. 1, we expect that we will be in compliance with the Leverage Ratio following the incurrence of New Indebtedness.

Our Interest Coverage Ratio at September 30, 2010 was 3.70 times consolidated EBITDA to consolidated interest expense. As described in more detail in the Existing Credit Facility, the Interest Coverage Ratio is calculated as of the end of each of our fiscal quarters as the ratio of consolidated EBITDA (determined as described above) to consolidated interest expense paid or payable in cash, for the prior four consecutive fiscal quarters ending on the measurement date. Giving effect to Amendment No. 1, we expect that we will be in compliance with the Interest Coverage Ratio following the incurrence of New Indebtedness.

At September 30, 2010, the Existing Credit Facility did not contain a Senior Secured Leverage Ratio covenant; however, on a pro forma basis, such ratio would have been 4.12 times consolidated senior secured indebtedness to consolidated EBITDA. As described in more detail in Amendment No. 1 the Senior Secured Leverage Ratio is calculated as the ratio of consolidated senior secured indebtedness on the measurement date, which includes only consolidated funded indebtedness that is secured by a lien on any assets of the Company and certain of its subsidiaries, less unrestricted cash up to $100 million, to consolidated EBITDA (determined as described above) for the prior four consecutive fiscal quarters ended on the measurement date. Giving effect to Amendment No. 1, we expect that we will be in compliance with the Senior Secured Leverage Ratio following the incurrence of New Indebtedness.

We calculate Adjusted EBITDA using the same methodology we use to calculate “Consolidated EBITDA” under our Existing Credit Facility, which excludes certain subsidiaries designated as “Unrestricted Subsidiaries” under our Existing Credit Facility. Adjusted EBITDA is comprised of net income plus interest expense, taxes, depreciation, amortization expense and other non-cash expenses, and add-backs resulting from acquisition related non-recurring charges of ours and certain of our subsidiaries. In addition, adjusted EBITDA may include adjustments related to other charges reasonably acceptable to the administrative agent under our credit facility and is calculated on a pro forma basis to give effect to any acquisitions, divestitures or relevant changes in our composition or that of our subsidiaries. Other companies define Adjusted EBITDA differently and, as a result, such measures are not comparable to our Adjusted EBITDA.

We present Adjusted EBITDA because our Existing Credit Facility contains important financial covenants, including our leverage ratio and interest coverage ratio, which are based on this measure. In addition, we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures.

Adjusted EBITDA should not be considered in isolation. It is not a substitute for income from continuing operations, cash flow from continuing operations or net income as determined in accordance with GAAP as a measure of financial performance or liquidity. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider some of our cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from restructuring.

We believe that the most directly comparable GAAP financial measure to Adjusted EBITDA is net cash provided by continuing operations.

Set forth below is an unaudited reconciliation of Adjusted EBITDA to net cash provided by continuing operations and income from continuing operations.

	Nine months ended September 30		Fiscal year ended December 31
(Dollars in thousands)	2010	2009	2009	2008	2007
Net cash provided by continuing operations	$379,293	$500,937	$658,079	$713,506	$346,155
Depreciation and amortization	(203,125)	(188,588)	(253,930)	(236,820)	(230,844)
Non-cash share-based compensation expense	(29,628)	(29,484)	(39,371)	(35,180)	(34,817)
Loss on disposition of assets and operations	(4,905)	(6,606)	(12,638)	(2,968)	(4,208)
Write-down of impaired assets	(6,008)	(15,913)	(16,815)	(20,740)	(7,969)
Deferred income taxes	(85,990)	(18,487)	(40,352)	(67,980)	(8,318)
Costs related to early extinguishment of debt	—	—	—	—	(13,545)
Changes in operating assets and liabilities	52,180	(62,674)	(67,690)	(174,311)	81,166
Other	(1,368)	5,357	1,337	6,380	(253)

Income from continuing operations	100,449	184,542	228,620	181,887	127,367
Income taxes	59,095	119,056	151,845	114,330	82,862
Interest expense	177,742	187,762	246,510	308,178	333,328
Depreciation and amortization	194,437	180,479	243,728	229,174	221,653
Facility closing and reorganization costs	16,313	25,965	30,162	22,758	34,421
Other operating expenses	—	—	—	—	1,688
Non-recurring other (income) expense	—	(4,167)	(4,167)	571	6,242
Non-cash share-based compensation expense	29,628	29,484	39,371	35,180	34,817
Closed deal costs	—	21,304	28,150	—	—
EBITDA from Unrestricted Subsidiaries	10,141	14,948	21,436	2,606	(1,038)
Acquisition/divestiture & other adjustments (1)	—	42,207	42,377	6,430	36,179

Adjusted EBITDA	$587,805	$801,580	$1,028,032	$901,114	$877,519

(1)	Adjusted to reflect the impact of acquisitions, divestures and other adjustments as if occurring as of the beginning of the period presented.

Update to Risk Factors

The Company is also updating its Risk Factor disclosure provided in Part I Item 1A. of its 2009 Form 10-K and Part II Item 1A. of its Third Quarter Form 10-Q to include the following:

An impairment in the carrying value of goodwill could negatively impact our consolidated results of operations and net worth.

As of September 30, 2010, we had $3.3 billion of goodwill representing approximately 42% of our total assets, of which $2.6 billion was associated with our Fresh Dairy Direct-Morningstar segment, and $0.7 billion was associated with our WhiteWave-Alpro segment. We record goodwill initially at fair value and review its fair value for impairment at least annually, as of December 1, or more frequently if impairment indicators, such as disruptions to the business, unexpected significant declines in operating performance or sustained market capitalization declines, are present. Goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any. The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

In performing the first step analysis, we calculate the value of goodwill using an income approach based on the present value of future cash flows of each reporting unit, as well as a market approach that reflects market participant views we believe would exist in an exit transaction. While we have not completed our 2010 annual goodwill analysis, our preliminary first step analysis indicates that each of our reporting units has a fair value in excess of its carrying value and no impairment charge will be required; however, the excess of the reporting unit fair values over carrying values, specifically with respect to our Fresh Dairy Direct reporting unit, is significantly less than in prior years. While initial testing results do not indicate an impairment charge, due to the fact that we have not completed our testing, we can provide no assurance that we will not have an impairment charge in the fourth quarter of 2010 or in future periods as a result of changes in our operating results.

In assessing the fair value of our reporting units, we make estimates and assumptions about sales, growth rates, our cost of capital and discount rates based on budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors and different assumptions could result in goodwill impairment charges in the future, which could be substantial. Any such impairment would result in our recognizing a non-cash charge, which may adversely affect our results of operations. For additional information about our goodwill, see Note 6 to our Consolidated Financial Statements within Exhibit 99.3 to this Form 8-K filed on December 9, 2010.

We have recently experienced ratings downgrades, and the value of our securities may decrease if ratings agencies issue any further adverse ratings of our securities.

        Standard & Poor’s Ratings Services, Inc., a Division of the McGraw-Hill Companies, Inc. (“S&P”) and Fitch Ratings (“Fitch”) recently downgraded our credit ratings by one level each. In addition, Moody’s Investors Services, Inc. (“Moody’s”) and S&P recently revised their outlooks with respect to us from “stable” to “negative,” and Fitch recently lowered its stable outlook with respect to us and put us on negative watch. Following these actions our credit ratings continue to be considered below “investment grade” by the ratings agencies. The principal reasons cited for the ratings agency actions were our operating performance and leverage level and difficult industry conditions, including discounted retail prices, retailer driven pricing pressures, USDA volume declines in milk consumption, increased raw material costs and excess industry capacity. Although the interest rate on our existing credit facilities is not affected by changes in our credit ratings, these recent ratings changes or further downgrades in our credit ratings may impair our ability to raise additional capital in the future on terms that are acceptable to us, may cause the value of our securities to decline and may have other negative implications with respect to our business. Ratings reflect only the views of the ratings agency issuing the rating, are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the ratings agency issuing the rating. Each rating should be evaluated independently of any other rating. For more information on the industry conditions identified by the ratings agencies, see the information contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Third Quarter 10-Q under the headings “—Recent Developments—Competitive Pressures and Consumer Environment” and “—Known Trends and Uncertainties,” and “Risk Factors—The Continued Recessionary Economy May Adversely Impact our Business and Results of Operations” of our 2009 Form 10-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

(d)	Exhibits.

Exhibit Number	Description

12	Computation of Ratio of Earnings to Fixed Charges

23	Consent of Deloitte & Touche LLP

99.1	Amendment No. 1 to the Second Amended and Restated Credit Agreement dated as of April 2, 2007, as amended and restated as of June 30, 2010

99.2	Amendment Number 11 to the Fifth Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Undertaking

99.3	Selected Financial Data, certain affected sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Consolidated Financial Statements, each recast to reflect the change in reportable segments and the reclassification of the results of our Rachel’s operations to discontinued operations, as applicable

99.4	Schedule II - Dean Foods Company and Subsidiaries Valuation and Qualifying Accounts

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2010	DEAN FOODS COMPANY

	By:	/S/ SHAUN P. MARA
Shaun P. Mara Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

12	Computation of Ratio of Earnings to Fixed Charges

23	Consent of Deloitte & Touche LLP

99.1	Amendment No. 1 to the Second Amended and Restated Credit Agreement dated as of April 2, 2007, as amended and restated as of June 30, 2010

99.2	Amendment Number 11 to the Fifth Amended and Restated Receivables Purchase Agreement and Reaffirmation of Performance Undertaking

99.3	Selected Financial Data, certain affected sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Consolidated Financial Statements, each recast to reflect the change in reportable segments and the reclassification of the results of our Rachel’s operations to discontinued operations, as applicable

99.4	Schedule II - Dean Foods Company and Subsidiaries Valuation and Qualifying Accounts